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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                  ANNUAL FILING


                         CITIZENS FIRST FINANCIAL CORP.
                                (NAME OF ISSUER)
                      COMMON STOCK PAR VALUE $.01 PER SHARE
                         (TITLE OF CLASS OF SECURITIES)
                                   174623-10-8
                                 (CUSIP NUMBER)
                                    12-31-00
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)

CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

                           (X)   RULE 13d-1(b)
                           ( )   RULE 13d-1(c)
                           ( )   RULE 13d-1(d)



*THE REMAINDER OF THIS COVER PAGE SHALL BE FILLED OUT FOR A REPORTING PERSON'S INITIAL FILING ON THIS FORM WITH RESPECT TO THE SUBJECT CLASS OF SECURITIES, AND FOR ANY SUBSEQUENT AMENDMENT CONTAINING INFORMATION WHICH WOULD ALTER THE DISCLOSURES PROVIDED IN A PRIOR COVER PAGE.

THE INFORMATION REQUIRED IN THE REMAINDER OF THIS COVER PAGE SHALL NOT BE DEEMED TO BE "FILED" FOR THE PURPOSE OF SECTION 18 OF THE SECURITIES EXCHANGE ACT OF 1934 ("ACT") OR OTHERWISE SUBJECT TO THE LIABILITIES OF THAT SECTION OF THE ACT BUT SHALL BE SUBJECT TO ALL OTHER PROVISIONS OF THE ACT (HOWEVER, SEE THE NOTES).


                                   Page 1 of 5
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[ ] CUSIP NO. 174623-10-8



1.       NAME OF REPORTING PERSON
         S.S. OR I.R.S. IDENTIFICATION NO. OF PERSON

         CITIZENS SAVINGS BANK, EMPLOYEE STOCK OWNERSHIP PLAN
         IRS ID NO. 37-1354936

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

                                                                       A___
                                                                       B___
3.       SEC USE ONLY

4.       CITIZENSHIP OR PLACE OF ORGANIZATION

         STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

5.       SOLE VOTING POWER:                 64,400 SHARES

6.       SHARED VOTING POWER:               153,946 SHARES

7.       SOLE DISPOSITIVE POWER:            218,346 SHARES

8.       SHARED DISPOSITIVE POWER:          -0- SHARES

9.       AGGREGATE AMOUNT BENEFICIALLY
         OWNED BY EACH REPORTING PERSON:    218,346 SHARES

10.      CHECK BOX IF THE AGGREGATE AMOUNT
         IN ROW (9) EXCLUDES CERTAIN SHARES

11.      PERCENT OF CLASS REPRESENTED BY
         AMOUNT IN ROW 9                    13.92%

12.      TYPE OF REPORTING PERSON           EP


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ITEM 1.
      (A)   NAME OF ISSUER:

            CITIZENS FIRST FINANCIAL CORP.

      (B)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

            2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

ITEM 2.
      (A)   NAME OF PERSON FILING:
            CITIZENS SAVINGS BANK EMPLOYEE STOCK OWNERSHIP PLAN

            TRUSTEE: FIRST BANKERS TRUST COMPANY, BROADWAY AT 12TH STREET, QUINCY, ILLINOIS 62305

      (B)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE

            2101 NORTH VETERANS PARKWAY, BLOOMINGTON, ILLINOIS 61704

      (C)   CITIZENSHIP

            STATE CHARTERED STOCK SAVINGS INSTITUTION'S EMPLOYEE STOCK OWNERSHIP PLAN ORGANIZED IN ILLINOIS

      (D)   TITLE OF CLASS OF SECURITIES

            COMMON STOCK PAR VALUE $.01 PER SHARE

      (E)   CUSIP NUMBER:

            174623-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO ss.240.13D-1(B) OR ss.240.13(D)-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (F)    X AN EMPLOYEE BENEFIT PLAN IN ACCORDANCE WITH
            ---
            ss.240.13d-1(b)(1)(ii)(F)


                                   Page 3 of 5
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ITEM 4.     OWNERSHIP

      (A)   AMOUNT BENEFICIALLY OWNED
            218,346 SHARES

      (B)   PERCENT OF CLASS
            13.92%

      (C)   NUMBER OF SHARES AS TO WHICH THE PERSON HAS:

            (I) SOLE POWER TO VOTE OR DIRECT THE VOTE 64,400 SHARES REPRESENTING UNALLOCATED SHARES
            (II) SHARED POWER TO VOTE OR DIRECT THE VOTE 153,946 REPRESENTING ALLOCATED SHARES
            (III) SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF 218,346
                  SHARES
            (IV)  SHARED POWER TO DISPOSE OR DIRECT THE DISPOSITION OF -0-
                  SHARES

ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            NOT APPLICABLE

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            NOT APPLICABLE

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            NOT APPLICABLE

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP

            NOT APPLICABLE


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ITEM 10.    CERTIFICATION

            THE FOLLOWING CERTIFICATION SHALL BE INCLUDED IF THE STATEMENT IS FILED PURSUANT TO RULE 13D-1(B):

      BY SIGNING BELOW, I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSES OR EFFECT.



                                    SIGNATURE

      AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.


                                    FEBRUARY 5, 2001

                                    CITIZENS SAVINGS BANK EMPLOYEE STOCK
                                    OWNERSHIP PLAN BY FIRST BANKERS TRUST
                                    COMPANY AS TRUSTEE



                                    /s/ Linda Shultz
                                    --------------------------------------------
                                    Linda Shultz, Trust Officer



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